Exhibit 1.01

Dynamic Materials Corporation
Conflict Minerals Report
For The Year Ended December 31, 2015

Introduction

This is the Conflict Minerals Report of Dynamic Materials Corporation (“DMC”) for calendar year 2015 in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934 (the “1934 Act”). Unless the context indicates otherwise, the terms “DMC,” “we” and “our” refer to Dynamic Materials Corporation and its consolidated subsidiaries. Please refer to Rule 13p-1, DMC’s Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.

Where the reasonable country of origin inquiry (“RCOI”) indicated that raw materials which we purchased and were incorporated in our Products may have contained Conflict Minerals from the Conflict Areas, we expanded the RCOI into due diligence, as required under paragraph (c)(1) of Rule 13p-1.

Due Diligence Framework

DMC’s due diligence framework was designed in accordance with OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Second Edition, 2013) (the “OECD Framework”), an internationally recognized due diligence framework.

Due Diligence Measures Undertaken

DMC’s due diligence included the following processes:

•	Communicated DMC's Conflicts Mineral Compliance Policy, which was established in 2013, to our employees and vendors.

•	Created an internal Conflict Minerals Compliance Team to design and lead DMC's due diligence and risk mitigation efforts.

•	Identified all vendors from which DMC purchased raw materials during 2015.

•	Requested that each such vendor provide DMC information about the extent to which its products purchased by DMC did or did not include any Conflict Minerals.

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Obtained from each applicable vendor a completed Conflict Minerals Reporting Template, which was developed by the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative ("EICC/GeSI")

•	Identified any vendor who indicated that its product(s) may have contained Conflict Minerals from the Conflict Areas.

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Verified that all smelters used by our vendors were listed as compliant with the Conflict-Free Smelter Program assessment protocols of the Conflict Free Sourcing Initiative and thus met the requirements for classification as a Conflict-Free Smelter.

Product Description; Smelter and Refiner and Country of Origin Information

Consistent with the Securities and Exchange Commission’s Order Issuing Stay (File No. S7-40-10) dated May 2, 2014, and related Statement dated April 29, 2014, DMC is providing information regarding its efforts to determine which, if any, of DMC’s products contain any Conflicts Minerals from the Covered Countries.

•	Products: certain liners and related materials containing tungsten used in the DynaEnergetics division.

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Smelters and Refiners Used to Produce the Conflict Minerals/Efforts to Determine Mine or Location of Origin: The five tungsten Smelters that our vendors identified as being the source of these materials are listed on the Conflict-Free Tungsten Smelter list published by the Conflict Free Sourcing Initiative, and are as follows:

Smelter Name
Xiamen Tungsten (H.C.) Co., Ltd.
Xiamen Tungsten Co., Ltd.
Guangdong Xianglu Tungsten Co., Ltd.
Jiangxi Gan Bei Tungsten Co., Ltd.
Hunan Chenzhou Mining Group Co., Ltd.
We endeavored to determine the mine or location of origin of the Conflict Minerals contained in our products by requesting that our vendors provide us with a completed Template concerning the source of the Conflict Minerals in the products sourced from them.  We also reviewed publicly available information to try and determine the mine or location of origin of Conflict Minerals used by the Smelters identified to us.

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Country of Origin: The tungsten identified as originating from Covered Counties was determined to have come from Rwanda and Burundi. Smelter intake was also reported as having originated from Australia, Bolivia, Brazil, Canada, China, Columbia, USA, Mexico, Nigeria, Russia, Spain, Thailand, Vietnam, and Malaysia.

Risk Mitigation/Future Due Diligence Measures

For reporting for the year ending December 31, 2016, DMC plans to continue its efforts to improve information gathered from its RCOI and due diligence processes to mitigate the risk further that its necessary conflict minerals do not benefit armed groups. The steps include:

•	Continuing efforts to increase the response rate from vendors;

•	Continuing the use of conflict minerals assessment in the vendor approval process; and

•	Reviewing and enhancing, where we deem appropriate, the composition and training of the internal group leading DMC’s conflict minerals compliance efforts.